Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com

Investor Relations
817-931-3423 investor.relations@aa.com

FOR RELEASE: Thursday, March 9, 2017

AMERICAN AIRLINES GROUP REPORTS FEBRUARY TRAFFIC

AND RECORD OPERATIONAL PERFORMANCE

FORT WORTH, Texas – American Airlines Group (NASDAQ: AAL) today reported February and year-to-date 2017 traffic results.

American Airlines Group’s total revenue passenger miles (RPMs) were 15.2 billion, down 3.3 percent versus February 2016. Total capacity was 19.6 billion available seat miles (ASMs), down 3.7 percent versus February 2016. Total passenger load factor was 77.3 percent, up 0.3 percentage points versus February 2016.

In February, the Company’s 120,000 team members set several operational records, including a systemwide mainline on-time departure rate of 74.8 percent, which was the best for any month since the Company’s 2013 merger. In addition, the Company also set February records for on-time arrivals of 85.2 percent and completion factor of 98.8 percent as preliminarily reported to the Department of Transportation.

The Company expects its first quarter 2017 total revenue per available seat mile (TRASM) to be up approximately 1.5 percent to 3.5 percent year-over-year vs. its previous guidance of up 2.5 percent to 4.5 percent. This decrease is due primarily to the Company’s year-to-date systemwide mainline completion factor of 98.9 percent vs. 97.7 percent in the same period last year. The higher completion factor is positive for customer service and profitability, but the additional ASMs generally reduce TRASM results. The Company continues to expect its first quarter pre-tax margin excluding special items1 to be between 3 percent and 5 percent.

The following summarizes American Airlines Group traffic results for the month ended February 28, 2017, and February 29, 2016, consisting of mainline-operated flights, wholly owned regional subsidiaries and operating results from capacity purchase agreements.

[1]	American is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time

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AMERICAN AIRLINES GROUP REPORTS FEBRUARY TRAFFIC

March 9, 2017

American Airlines Group Traffic Results

	February				Year to Date
	2017	2016	Change		2017	2016	Change
Revenue Passenger Miles (000)
Domestic	8,873,835	9,356,535	(5.2)%		18,534,483	19,181,819	(3.4)%
Atlantic	1,154,126	1,219,709	(5.4)%		2,704,814	2,844,197	(4.9)%
Latin America	2,254,265	2,453,589	(8.1)%		4,915,774	5,349,268	(8.1)%
Pacific	1,099,018	923,700	19.0%		2,383,433	1,910,441	24.8%

International	4,507,409	4,596,998	(1.9)%		10,004,021	10,103,906	(1.0)%

Mainline	13,381,244	13,953,533	(4.1)%		28,538,504	29,285,725	(2.6)%
Regional	1,778,491	1,725,496	3.1%		3,657,628	3,475,354	5.2%

Total Revenue Passenger Miles	15,159,735	15,679,029	(3.3)%		32,196,132	32,761,079	(1.7)%

Available Seat Miles (000)
Domestic	10,927,299	11,502,210	(5.0)%		22,966,832	23,444,128	(2.0)%
Atlantic	1,840,119	2,050,648	(10.3)%		3,960,386	4,257,329	(7.0)%
Latin America	3,002,073	3,314,491	(9.4)%		6,347,434	6,965,148	(8.9)%
Pacific	1,420,951	1,157,524	22.8%		2,965,542	2,353,687	26.0%

International	6,263,143	6,522,663	(4.0)%		13,273,362	13,576,164	(2.2)%

Mainline	17,190,442	18,024,873	(4.6)%		36,240,194	37,020,292	(2.1)%
Regional	2,422,513	2,350,197	3.1%		5,053,720	4,782,491	5.7%

Total Available Seat Miles	19,612,955	20,375,070	(3.7)%		41,293,914	41,802,783	(1.2)%

Load Factor (%)
Domestic	81.2	81.3	(0.1	)pts	80.7	81.8	(1.1	)pts
Atlantic	62.7	59.5	3.2	pts	68.3	66.8	1.5	pts
Latin America	75.1	74.0	1.1	pts	77.4	76.8	0.6	pts
Pacific	77.3	79.8	(2.5	)pts	80.4	81.2	(0.8	)pts
International	72.0	70.5	1.5	pts	75.4	74.4	1.0	pts
Mainline	77.8	77.4	0.4	pts	78.7	79.1	(0.4	)pts
Regional	73.4	73.4	—	pts	72.4	72.7	(0.3	)pts
Total Load Factor	77.3	77.0	0.3	pts	78.0	78.4	(0.4	)pts
Enplanements
Mainline	10,167,980	10,582,081	(3.9)%		21,221,471	21,889,604	(3.1)%
Regional	3,903,115	3,856,992	1.2%		7,978,794	7,781,571	2.5%

Total Enplanements	14,071,095	14,439,073	(2.5)%		29,200,265	29,671,175	(1.6)%
System Cargo Ton Miles (000)	191,367	174,418	9.7%		381,961	340,018	12.3%

Notes:

1)	Canada, Puerto Rico and U.S. Virgin Islands are included in the domestic results.

2)	Latin America numbers include the Caribbean.

3)	Regional includes wholly owned subsidiaries and operating results from capacity purchase carriers.

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AMERICAN AIRLINES GROUP REPORTS FEBRUARY TRAFFIC

March 9, 2017

About American Airlines Group

American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the expected first quarter pre-tax margin, the expected change in total revenue per available seat mile, the Company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (especially in Part I, Item 1A. Risk Factors, and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations) and in the Company’s other filings with the Securities and Exchange Commission (the SEC), and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

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